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                             APPLIED INNOVATION INC.

                                   Exhibit 11

              Statement Regarding Computation of Earnings Per Share

              For the years ended December 31, 1998, 1997, and 1996

                                                   1998            1997             1996
                                                   ----            ----             ----
Weighted average number of common
    shares outstanding - used for
    computation of basic earnings (loss)
    per share                                    15,804,608      15,786,332       15,742,760

Add net shares issuable pursuant to stock
    option plans less shares assumed
    repurchased at the average market price         158,238               0          119,488
                                                -----------     -----------      -----------

Number of shares for computation of
    diluted earnings (loss) per share            15,962,846      15,786,332       15,862,248
                                                ===========     ===========      ===========

Net income (loss) for basic and diluted
    earnings (loss) per share                   $ 2,309,652     $  (637,195)     $ 2,154,568
                                                ===========     ===========      ===========


Basic earnings (loss) per share                 $       .15     $      (.04)     $       .14
                                                ===========     ===========      ===========

Diluted earnings (loss) per share               $       .14     $      (.04)     $       .14
                                                ===========     ===========      ===========